Exhibit 3.3

Business Number E0146042008 - 1 Filed in the Office of Secretary of State State Of Nevada Filing Number 20232887246 Filed On 1/17/2023 1:31:00 PM Number of Pages 3

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• BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street C . arson City, Nevada 8970t - 4201 (775) 6&4 - 5708 Website: www . nvsos . gov Profit Corporation: Certific · ate . of Amendm . ent cPuRsuA NT To NRs 1s . 3eo &. 1a.sasrra.39o> Certificate to Accompany Restated Articles or Amended and Re . stated Articles <PuRsuANnoNRs 78.403) Officer's Statem . ent PuRsuANTro NRs ao.030 4. Effective Date and Time: (Opttonal} Date: Time : (must not be later than 90 days after the certificate is filed) 5. Information Being Changed ; (Domestic corporations only) rstered agent) Changes to takes .the following effect: The . entity name has beenamended. D The reglste.red agent has been changed. (attach Certificate of Acceptance from new Ƒ The purpose of the en tity has b1:1en amended. 18) The authorized shares have been amended. D The directors, managers or general partners have been amended . 0 IRS tax languag . e has been added. D Articles have be en added . D Articles have been deleted. 0 Other . The artl.cles have been amended as follows : provide article numbers, if available) FIRST: That the Articles of Incorporation of the Corporation is hereby amend {a , tlach add i tlom JI pc1ge(s) If necessary) 6. Signature: (Requlre9) ©hl ef Executive Officer Title Sl • r or AuU,OrlZed S i gner Title 'If any osed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be appro ved by the vole, in addition to the effirmatlw vote otherwise requlre<j, of the holders of shares representing a majority of the voting power o f each class or series affected by the amendment regardless to !imitations or restrictions on the voting power thereof , Please Include any required or optional Information In space below : (attach additional page(s) tfnecessary) This form must be accompanied by appropriate fees. Paga2of2 Rovlsed ; 111/2019

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STATE OF NEVADA CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION Bonanza Goldfields Corp . (the ' ' Corporation") , a corporation organized and existing under and by virtue of the Nevada Revised Statutes of the Slate ofNevada, does hereby certify : FIRST: That the Articles of Incorporation of the Corporation is hereby amended by amending and restating Article l to read as follows : The name of the Corporation shall Marvion lnc . SECOND : That the Articles oflncorp6ration of the Corporation is hereby art1ended by amending and restating the first paragraph only ofArticle lV to read as follows : Section 1 . Authorized Shares . The aggregate number of s hares which the Corporation shall have authorit ; y to issue is three hundred billion ( 300 , 000 , 000 , 000 ) shares, cons i sting of two classes to be designated, respective l y, "Common Stock» an,d "Preferred Stock ," with all such shares having a par value of $ . 0001 per share . Th . e . total number of shares of Common Stock that the Corporation s}lall have a tho . rity to issue is two hundr _ ed seventy billion ( 270 , 000 , 000 , 000 ) shares . The tot : al number ofshares of Preferred Stock t hat the Corporation shall have authority to issue is thirty billion ( 30 , 000 , 000 , 000 ) shares . The Preferred Stock may be issued i n one or more series, each series to be appropriately designated by a , distinguishing letter or title , prior to the issuance of any sha s thereof . The voting powers , deslgna t ions , preferences , limitations , or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Articles IV . THIRD : Tl 1 e vote by which the stoc . kholders holding shares in the corporation enti t ling them to exercise at least a majority of the voting power , or s uch greater proportion of the voting power as required in the case of a vote by cJa s ses or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 65 . 83% . lN WlTNESS WHEREOF , said corporation has caused this certificate to be s igned this IOtb day of January, 2022 . By: Man Chung CHAN Chief Executive Officer , Chief Financial Officer and Secretary

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NEVADA STATE BUSINESS LICENSE Marvion Inc. Nevada Business Identification # NV20081298721 Expiration Date: 03/31/2024 In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada . Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration. License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived . Certificate Number: B202301183316909 You may verify this certificate online at http://www.nvsos.gov IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 01/18/2023. FRANCISCO V. AGUILAR Secretary of State

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